Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-128430, 333-147107, and 333-169001) of Builders FirstSource, Inc. of our report dated March 1, 2013, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K. We also consent to the references to us under the heading “Selected Financial Data” in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas

March 1, 2013